                                                               Exhibit 4

RANDGOLD RESOURCES EXTENDS AFRICAN FOOTPRINT INTO GHANA

Accra, 28 April 2004 - Randgold Resources (LSE:RRS) (NASDAQ:GOLD), has extended its footprint in Africa by entering into a joint venture with the Adansi Asaasi
Mining Company (AAMCOL) to explore and exploit an area of interest on the Obuasi belt in the Ashanti region of Ghana.

The joint venture covers an area of interest bordering on the eastern boundary of Ashanti's Obuasi Mine. The joint venture has currently been awarded an exploration license covering 233km(2). The joint venture, which will be managed by Randgold, will immediately initiate an exploration programme. The first phase will cover the completion of a detailed generative programme, including airborne geophysics and follow-up field programmes.

Randgold will end up with a fully diluted interest of 63%, the Government of
Ghana 10% with the remainder being held by Ghanaian partners. Randgold's commitment to earn into the joint venture is to complete a bankable feasibility study and to make certain option payments over a period of five years.

"The AAMCOL joint venture is one of the new opportunities we have recently been assessing in Ghana and elsewhere. Our decision to proceed with it is in line with our commitment to value creation through steady, systematic organic growth, solidly based on our successful formula of exploration, discovery and development. It also demonstrates our commitment to growing our business through local partnerships without being required to do so by law," said chief executive
Dr Mark Bristow.

Randgold currently has the Morila joint-venture mine in Mali, the Loulo mine
(also in Mali) which is in the process of being developed, a prefeasibility project in the Cote d'Ivoire and a portfolio of prospective exploration projects in those two countries as well as Senegal and Tanzania.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive
Dr Mark Bristow  +44 779 775 2288

Financial Director
Roger Williams  +44 779 771 9660

Investor & Media Relations
Kathy du Plessis  +27 11 728 4701
Cell: +27 (0) 83 266 5847
randgoldresources@dpapr.com
www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. For a discussion on such risk factors, refer to the annual report on Form 20-F for the year ended 31 December
2002, which was filed with the Securities Exchange Commission on 27 June 2003.
Randgold Resources assumes no obligation to update information in this release.